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                             PARTICIPATION AGREEMENT
                                     BETWEEN
                     LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                       AND
                            DELAWARE DISTRIBUTORS, LP


          THIS AGREEMENT, made and entered into this 30th day of May, 1996, by and between the LINCOLN NATIONAL LIFE INSURANCE COMPANY, an Indiana insurance company (the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule I to this Agreement as in effect at the time this Agreement is executed and such other separate accounts that may be added to or deleted from Schedule 1 from time to time in accordance with the provisions of Article IX of this Agreement (each such account is herein referred to as the "Account"), and DELAWARE DISTRIBUTORS, LP, a Delaware limited partnership (the "Distributor").

          WHEREAS, the investment companies set forth on Schedule 2 to this Agreement and such other investment companies that may be added to Schedule 2 from time to time in accordance with the provisions of Article IX of this Agreement (such investment companies are herein referred to as the "Funds") are engaged in business as open-end management investment companies;

          WHEREAS, the common stock of each Fund (the "Fund shares") consists of separate series ("Series") issuing separate classes of shares ("Series shares"), each such class representing an interest in a particular managed portfolio of securities and other assets;

          WHEREAS, the Company has established the Accounts, to serve as investment vehicles for the group annuity contracts offered by the Company ("Contracts"). Selection of a particular Account is made by the owner of a Contract in accordance with the provisions of the applicable Contract;

          WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the " 1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

          WHEREAS, the Distributor and each of the Funds have entered into agreements (the "Fund Distribution Agreement") pursuant to which the Distributor will distribute Fund shares;

          WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Series shares on behalf of the Account to fund the Contracts and the Distributor is authorized to sell such Series shares to the Account at net asset value; and

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          NOW, THEREFORE, in consideration of their mutual promises, the
Company, and the Distributor agree as follows:

ARTICLE I. SALE OF FUND SHARES

          1.1. The Distributor agrees to sell to the Company those Series shares which the Company orders on behalf of the Account, executing such orders on a daily basis in accordance with Section 1.4 of this Agreement.

          1.2. Each Fund shall make the shares of its Series available for purchase by the Company on behalf of the Account at the then applicable net asset value per share on Business Days as defined in Section 1.4 of this Agreement, each Fund shall use reasonable efforts to calculate such net asset value on each such Business Day. The Company acknowledges that the Board of Directors of the Funds (the "Fund Board") may suspend or terminate the offering of a Fund's shares of any Series, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Fund Board acting in good faith and in light of its fiduciary duties under Federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of any Series.

          1.3. Each Fund shall redeem, at the Company's request, any full or fractional shares of the Fund held by the Account or the Company, executing such requests at the net asset value on a daily basis in accordance with Section 1.4 of this Agreement, the applicable provisions of the Investment Company Act of 1940 (the " 1940 Act") and the then currently effective prospectus for such Fund ("Fund Prospectus"). Notwithstanding the foregoing, the Company acknowledges that the Fund may delay redemption of Fund shares of any Series to the extent permitted by the 1940 Act, any rules, regulations or orders thereunder, or the then currently effective Fund Prospectus.

          1.4.

               (a) For purposes of Sections 1. 1, 1.2 and 1.3, the Company shall be the agent of the Distributor for the limited purpose of receiving redemption and purchase requests from the Account (but not from the general account of the Company), and receipt on any Business Day by the Company as such limited agent of the Distributor prior to the time prescribed in the current Fund Prospectus (which as of the date of execution of this Agreement is 4 p.m.) shall constitute receipt by the Fund on that same Business Day, provided that the Fund receives notice of such redemption or purchase request by 9:30 a.m. Eastern Time on the next following Business Day. For purposes of this Agreement, "Business Day" shall mean any day on which the New York Stock exchange is open for trading.


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               (b) The Company shall pay for shares of each Series on the same
     Business Day it places an order with the Fund to purchase those Series shares for an Account. Payment for Series shares will be made by the Account or the Company in Federal Funds transmitted to the Fund by wire to be received by 3:00 p.m. Eastern Time. If payment in federal funds for any purchase is not received or is received by the Fund after 3: 00 p.m. Eastern Time on such Business Day, the Company shall promptly, upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. Upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

               (c) Payment for Series shares redeemed by the Account or the Company will be made in Federal Funds transmitted to the Company by wire to be received by 3:00 p.m. Eastern Time on the Business Day the Fund is notified of the redemption order of Series shares (unless redemption proceeds are applied to the purchase of shares of other Series). If payment in federal funds for any redemption is not received by 3:00 p.m. Eastern Time on such Business Day, the Fund shall promptly, upon the Company's request, reimburse the Company for any changes, costs, fees, interest or other expenses incurred by the Company in connection with any advances to, or borrowings or overdrafts by the Company, or any similar expenses incurred by the Company as a result of redemption proceed payments effected by the Company. The Company acknowledges that the Fund reserves the right to delay payment of redemption proceeds, but in no event may such payment be delayed longer than the period permitted under Section 22(e) of the 1940 Act. Neither the Fund nor the Distributor shall bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds; the Company alone shall be responsible for such action.

          1.5. Issuance and transfer of Fund shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

          1.6. The Fund shall furnish notice as soon as reasonably practicable to the Company of any income dividends or capital gain distributions payable on any Series shares. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distributions as are payable on any Series shares in the form of additional shares of that Series. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends in cash. The Fund shall notify the Company of the number of Series shares so issued as payment of such dividends and distributions.


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          1.7. The Fund shall use its best efforts to make the net asset value per share for each Series available to the Company by 6:00 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Series is calculated, and shall calculate such net asset value in accordance with the then currently effective Fund Prospectus. Neither the Fund, any Series, the Distributor, nor any of their affiliates shall be liable ' for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by the Company to the Fund or the Distributor or any of their affiliates.

          1.8.

               (a) The Company may withdraw the Account's investment in the Fund or a Series only: (i) as necessary to facilitate Contract owner requests;
     (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application or (iii) as determined by the Company in its sole discretion, to be exercised in good faith, in order to fulfill its fiduciary responsibilities under ERISA.

               (b) The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive and that Fund shares may be sold to other insurance companies and, the cash value of the Contracts may be invested in other investment companies.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

          2. 1. The Company represents and warrants that the Contracts and any certificates thereunder are not registered because they are properly exempt from registration under the Securities Act of 1933 (" 1933 Act") or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts and any certificates thereunder will be issued and sold in compliance in all material respects with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated investment account under Indiana insurance laws, and that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.

          2.2. The Distributor makes no representations as to whether any aspect of the Funds' operations, including but not limited to, investment policies, fees, and expenses, complies with the insurance and other applicable laws of the various states.

          2.3. The Distributor represents that the Fund is lawfully organized and validly existing under the laws of the State of Maryland and it does and will comply in all material respect with the 1940 Act.


                                        4
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          2.4. The Distributor represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. Distributor further represents that it will sell and distribute the Fund shares in accordance with the laws of any applicable state and federal securities laws.

          2.5 The Company represents that the Contracts are currently treated as group annuity contracts under state law and applicable provisions of the Internal Revenue Code of 1986, as amended and that it will make every effort to maintain such treatment and that it will notify the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

ARTICLE 111. PROSPECTUSES; SALES MATERIAL AND OTHER INFORMATION

          3. 1. The Distributor shall provide the Company (at the Company's expense) with as many copies of the current Fund Prospectus as the Company may reasonably request.

          3.2. The Fund Prospectus shall state that the Statement of Additional Information for the Fund is available from the Distributor, and the Distributor shall provide such Statement free of charge to the Company and to any outstanding or prospective Contract owner who requests such Statement.

          3.3. The Company shall furnish each piece of sales literature or other promotional material in which the Fund or the Distributor is named to the Distributor prior to its use. No such material shall be used, except with the prior written permission of the Distributor. The Distributor agrees to respond to any request for approval on a prompt and timely basis. Failure of the Distributor to respond within 10 days of the request by the Company shall relieve the Company of the obligation to obtain the prior written permission of the Distributor.

          3.4. The Company shall not give any information or make any representations or statements on behalf of the Funds or concerning the Funds other than the information or representations contained in the Funds' effective registration statement (the "Registration Statement") or Fund Prospectus, as such Registration Statement and Prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Funds, or in sales literature or other promotional material approved by the Distributor, except with the prior written permission of the Distributor. The Distributor agrees to respond to any request for permission on a prompt and timely basis. Failure of the Distributor to respond within 10 days of the request by the Company shall relieve the Company of the obligation to obtain the prior written permission of the Distributor.

          3.5. The Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account or the Contracts other than the information or representations approved by the Company. The Company agrees to respond


                                        5
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to any request for permission on a prompt and timely basis. Failure of the
Company to respond within 10 days of the request by the Distributor shall relieve the Distributor of the obligation to obtain the prior written permission of the Company.

          3.6. For purposes of this Article III, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (Le-, any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, Statements of Additional Information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under NASD rules, the 1940 Act or the 1933 Act.

ARTICLE IV. VOTING

          4.1 Unless otherwise required by applicable federal law, the Company may vote Fund shares in its sole discretion.

ARTICLE V. FEES AND EXPENSES

          5.1 The Distributor shall pay no fee or other compensation to the Company under this Agreement.

          5.2 All expenses incident to performance by the Distributor under this Agreement shall be paid by the Distributor except as otherwise provided herein. The Funds shall see to it that all their shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by a Fund, in accordance with applicable state laws prior to their sale. The Funds shall bear the expenses for the cost of registration and qualification of the Funds' shares, preparation and filing of the Funds' prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Funds' shares.

          5.3 The Company shall bear the expenses of printing and distributing the Fund's prospectus and SAI to owners of Contracts issued by the Company. If required by applicable law, the Distributor, at its expense, shall provide the Company with copies of the Funds' proxy


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material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing the Contract owners.

ARTICLE VI. INDEMNIFICATION

          6. 1. INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Fund, the Distributor and each person who controls or is associated with the Fund or the Distributor within the meaning of such terms under the federal securities laws and any officer, trustee, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

               (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Contracts, sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or such alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company by the Distributor (or a person authorized in writing to do so on behalf of the Distributor) for use in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or any Fund shares;

               (b) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact by or on behalf of the Company (other than statements or representations contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control with respect to the sale or distribution of the Contracts or any Fund shares;

               (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Fund or the Distributor by or on behalf of the Company; or

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               (d) arise as a result of any failure by the Company to provide the services and furnish the materials or to make any payments under the terms of this Agreement;

               (e) arise out of any material breach by the Company of this Agreement, including but not limited to any failure to transmit a request for redemption or purchase of Fund shares on a timely basis in accordance with the procedures set forth in Article I; or

               (f) arise as a result of the Company's providing the Fund with inaccurate information, which causes the Fund to calculate its NAV incorrectly.


This indemnification will be in addition to any liability which the Company may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.


          6.2. INDEMNIFICATION BY THE DISTRIBUTOR. . The Distributor agrees to indemnify and hold harmless the Company and each person who controls or is associated with the Company within the meaning of such terms under the federal securities laws and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:


               (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund Registration Statement, Fund Prospectus (or any amendment or supplement thereto) or sales literature or other promotional material of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing by the Company to the Fund or the Distributor for use in the Fund Registration Statement, Fund Prospectus (or any amendment or supplement thereto) or sales literature for the Fund or otherwise for use in connection with the sale of the Contracts or any Fund shares;


               (b) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact by the Distributor (other than statements or representations

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     contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund not supplied by the Distributor or persons under its control) or wrongful conduct of the Distributor or persons under its control with respect to the sale or distribution of the Contracts or any Fund shares;


               (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing by the Distributor to the Company (or a person authorized in writing to do so on behalf of the Distributor);


               (d) arise out of a failure by the Fund to provide the Company with accurate information sufficient for it to calculate its accumulation and/or annuity unit values as required by law; or


               (e) arise out of any material breach by the Distributor or the Fund of this Agreement.


This indemnification will be in addition to any liability which the Distributor may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.


          6.3. INDEMNIFICATION PROCEDURES. After receipt by a party entitled to indemnification ("indemnified party") under this Article VI of notice of the commencement of any action, if a claim in respect thereof is to be made by the indemnified party against any person obligated to provide indemnification under this Article VI ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this Article VI, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the

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same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.


          A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VI. The indemnification provisions contained in this Article VI shall survive any termination of this Agreement.


ARTICLE VII. APPLICABLE LAW


          7. 1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws.


          7.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be limited, interpreted and construed in accordance therewith.


ARTICLE VIII. TERMINATION


          8. 1. This Agreement shall terminate:


                    (a) at the option of any party upon six months advance written notice to the other parties; or


                    (b) at the option of the Company if shares of any Series are not reasonably available to meet the requirements of the Contracts as determined by the Company. Prompt notice of the election to terminate for such cause shall be furnished by the Company, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of Fund shares to meet the requirements of the Contracts within said ten-day period; or


                    (c) at the option of the Distributor upon institution of formal proceedings against the Company by the NASD, or upon institution of formal proceedings against the Distributor or the Funds by the SEC, the insurance commission of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of the Account, the administration of the Contracts or the purchase of any Fund shares, or an expected or anticipated ruling, judgment or

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     outcome which would, in the Distributor's reasonable judgment, materially impair the Company's ability to meet and perform the Company's obligations and duties hereunder; or

                    (d) at the option of the Company upon institution of formal proceedings against the Distributor by the NASD, or upon institution of formal proceedings against the Distributor or the Funds by the SEC, or any state securities or insurance commission or any other regulatory body; or

                    (e) at the option of the Company upon ten days advance written notice to the Distributor if any Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes based on an opinion of counsel satisfactory to such Fund that such Fund may fail to so qualify; or

                    (f) at the option of Distributor upon thirty days advance written notice to the Company, if the Distributor shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition or (2) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of any of the Funds or the Distributor; or

                    (g) at the option of the Company upon thirty days advance written notice to the Distributor, if the Company shall determine, in its sole judgment exercised in good faith, that any of the Funds or the Distributor shall have been the subject of material adverse change which is likely to have a material adverse impact upon the business and operations of the Company.

     8.2. NOTICE REQUIREMENT. Except as otherwise provided in Section 8. 1, no termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate which notice shall set forth the basis for such termination. Furthermore:

                    (a) In the event that any termination is based upon the provisions of Section 8. 1 (a) of this Agreement, such prior written notice shall be given in advance of the effective date of termination as required by such provisions; and

                    (b) in the event that any termination is based upon the provisions of Section 8. 1 (c) or 8. 1 (d) of this Agreement, such prior written notice shall be given at least ninety (90) days before the effective date of termination.

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     8.3. Effect of Termination. Notwithstanding any termination of this
Agreement pursuant to Section 8.1 of this Agreement, the Distributor subject to
Section 1.2, at the option of the Company, shall continue to make available additional Fund shares, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if the Company so elects to make additional Fund shares available, the owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

ARTICLE IX. APPLICABILITY TO NEW ACCOUNTS AND NEW CONTACTS

          The parties to this Agreement may amend the schedules to this Agreement from time to time to reflect changes in or relating to the Contracts and to add or delete Funds. The provisions of this Agreement shall be equally applicable to each such Contracts and Funds.

ARTICLE X. NOTICES

          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.



          If to the Company:

               Lincoln National Life Insurance Company
               1300 South Clinton Street
               Fort Wayne, IN 46809
               Attn: Pension Product Management




          If to the Distributor:

               Delaware Distributors, L.P.
               1818 Market Street
               Philadelphia, PA 19103
               Attn: Ms. Minette van Noppen

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ARTICLE XI. MISCELLANEOUS


          11.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          11.2. This Agreement may be executed simultaneously in two or more counterparts, each of which together shall constitute one and the same instrument.

          11.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

          11. 4. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

          11.5. Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party, and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

          11.6. In each instance in this Agreement where an action, duty, responsibility or undertaking is to be performed by the Fund, the Distributor shall use its best efforts to cause the Fund to perform such action, duty, responsibility or undertaking.

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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed in its name and behalf by its duly authorized officer on the date specified below.

                                        LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                                       (Company)

Date:                                   By:

                                        Name:

                                        Title:



                                        DELAWARE DISTRIBUTORS, LP
                                        (Distributor)


                                        By: Delaware Distributors, Inc.


Date:                                   By:

                                   SCHEDULE I

               Separate Accounts of Lincoln Life Insurance Company
                              Investing in the Fund
                               As of May 30, 1996


Lincoln National Life Insurance Company Separate Account 60

Lincoln National Life Insurance Company Separate Account 61

                                   SCHEDULE 2

                               Participating Funds
                               As of May 30, 1996


               Delaware Group Global and International Funds, Inc.
                    Global Bond Series - Institutional Class


                        Delaware Group Decatur Fund, Inc.
                Decatur Total Return Series - Institutional Class

                        Formation of Separate Account 61
                                       of
                   The Lincoln National Life Insurance Company

     Pursuant to the authority given me by Resolution No. 93-18, dated May 13, 1993, of the Board of Directors of The Lincoln National Life Insurance Company (the "Company"), I establish a separate account designated The Lincoln National Life Insurance Company Separate Account 61 ("Account 61") as follows:

     1. Account 61 is established to permit contractowners of certain group annuity contracts (the "Contracts") issued by the Company to designate that contributions to such Contracts be allocated in whole or in part to Account 61. Account 61 is a separate investment account under Indiana insurance law.

     2. The income, gains and losses from contributions allocated to Account 61 shall, in accordance with the Contracts, be credited to or charged against such Account 61 without regard to other income, gains, or losses of the Company.

     3. The fundamental investment policy of Account 61 shall be to invest and reinvest contributions allocated to Account 61 in shares of Delaware Group Decatur Fund, Decatur Total Return Series, a mutual fund. The Decatur Total Return Series invests primarily in equity securities of U.S. companies.

     4. Investments in Account 61 are required to conform at the time they are made to the categories, conditions, limitations and standards set forth in the Indiana insurance law (I.C. 27-1-12-2.5), and those limitations and standards set forth in Prohibited Transaction Exemption 78-19, (redesignated PTE 90-1) 43 FED. REG. 59915 (Dec. 22, 1978), and all other applicable laws and regulations relating to the investment of qualified pension plan assets in insurance company separate accounts.

     The effective date of Account 61 shall be June 1, 1996, regardless of the date on which this document was signed.

                              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                              By

                              Jon A. Boscia, President
                              The Lincoln National Life Insurance Company

Dated:

                        Formation of Separate Account 60
                                       of
                   The Lincoln National Life Insurance Company

     Pursuant to the authority given me by Resolution No. 93-18, dated May 13, 1993, of the Board of Directors of The Lincoln National Life Insurance Company (the "Company"), I establish a separate account designated The Lincoln National Life Insurance Company Separate Account 60 ("Account 60") as follows:

     1. Account 60 is established to permit contractowners of certain group annuity contracts (the "Contracts") issued by the Company to designate that contributions to such Contracts be allocated in whole or in part to Account 60. Account 60 is a separate investment account under Indiana insurance law.

     2. The income, gains and losses from contributions allocated to Account 60 shall, in accordance with the Contracts, be credited to or charged against such Account 60 without regard to other income, gains, or losses of the Company.

     3. The fundamental investment policy of Account 60 shall be to invest and reinvest contributions allocated to Account 60 in shares of Delaware Group Global and International Funds, Global Bond Series, a mutual fund. The Global Bond Series invests primarily in debt securities of domestic and foreign governments and corporations.

     4. Investments in Account 60 are required to conform at the time they are made to the categories, conditions, limitations and standards set forth in the Indiana insurance law (I.C. 27-1-12-2.5), and those limitations and standards set forth in Prohibited Transaction Exemption 78-19, (redesignated PTE 90-1) 43 FED. REG. 59915 (Dec. 22, 1978), and all other applicable laws and regulations relating to the investment of qualified pension plan assets in insurance company separate accounts.

     The effective date of Account 60 shall be June 1, 1996, regardless of the date on which this document was signed.

                              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                              By
                                    Jon A. Boscia, President
                                    The Lincoln National Life Insurance Company
Dated: